Exhibit 7

2002 UNITS AGREEMENT

                 AGREEMENT, dated as of March 8, 2002, by and between Vornado Realty Trust, a Maryland real estate investment trust with its principal offices at 888 Seventh Avenue, New York, New York 10019 (the “Company”) and Michael D. Fascitelli (“Executive”).

                 WHEREAS, the Company and Executive have entered into an agreement (the “Employment Agreement”), dated as of March 8, 2002, pursuant to which Executive will serve as President of the Company, on the terms and conditions set forth and described therein; and

                 WHEREAS, pursuant to the Employment Agreement the Company has agreed to grant to Executive an aggregate of 626,566 units (the “Units”) representing an equal number of common shares of beneficial interest of the Company, par value $.04 per share (“Common Stock”), on the terms set forth herein.

                 NOW, THEREFORE, the parties agree as follows:

                 1.      Definitions. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Employment Agreement, unless otherwise indicated.

                 2.      Grant of Units. Executive is hereby granted deferred compensation in the form of 626,566 (six hundred twenty-six thousand five hundred sixty-six) Units pursuant to the terms of this Agreement. The Units shall be non-forfeitable, except as otherwise provided in Section 9 only.

                 3.      Common Stock. Each Unit shall represent one share of Common Stock.

                 4.      Dividend Equivalents. Executive’s deferred compensation account under the Vornado Realty Trust Nonqualified Deferred Compensation Plan, adopted as of June 1, 2001 (the “Account”) shall be credited dividend equivalent amounts equal to the regular quarterly cash dividend or any year-end special dividend payable to holders of Common Stock as if Executive were an actual shareholder with respect to the number of shares of Common Stock equal to his outstanding Units. Such dividend equivalents shall be credited to Executive’s Account on the same date as the relevant dividend is paid by the Company in respect of the Common Stock.

                 5.      Payments of Units. (a) Executive shall be paid the number of shares of Common Stock equal to the Units as of the first to occur of (i) Executive’s termination of employment with the Company or (ii) December 31, 2006 (the “Payment Date”). Payment by the Company with respect to the Units shall be made no later than seven (7) business days following the applicable Payment Date. Upon receipt by Executive of payment with respect to a Unit, such Unit shall be cancelled and shall no longer be outstanding.

                 (b) Any shares of Common Stock to be delivered shall be deposited in an account designated by Executive and maintained at a brokerage house selected by Executive. Any such shares of Common Stock shall be duly authorized, fully paid and non-assessable shares, listed with the New York Stock Exchange (“NYSE”) and registered on the Company Registration Statement. Notwithstanding anything herein to the contrary, if Executive (x) does not Beneficially Own (as such term is defined in the Amended and Restated Declaration of Trust of the Company (the “Declaration”)), hereafter come to Beneficially Own, Constructively Own (as such term is defined in the Declaration), or hereafter come to Constructively Own Common Equity Stock (as such term is defined in the Declaration) of the Company other than Common Stock received by Executive pursuant to this Agreement, the Company Share Option Agreement, the Convertible Units Agreement or share options to purchase Common Stock granted to Executive by the Company prior to the date hereof, as well as Common Stock owned by Executive as of the date hereof (all such Common Stock is referred to hereinafter as the “Current Equity Interests Exception”), and (y) complies with the requirements for Existing Constructive Holder status set forth in the Declaration at all times, if any, that Executive Constructively Owns in excess of 9.9 percent of the Company’s outstanding Common Equity Stock, the Company shall not pay Executive all or any part of the Units in shares of Common Stock to the extent that to do so would, or would be reasonably likely to, result in (x) any of such Common Stock issued to Executive being void under the Declaration or classified as or exchanged for Excess Stock (as defined in the Declaration) or (y) Executive not having shareholder rights at all times in respect of such Common Stock to the fullest extent provided for in the Declaration, the Amended and Restated By-Laws of the Company and Maryland law. To the extent that the operation of this Section 5(b) precludes Executive from receiving payment of all or any part of the Units in shares of Common Stock, the Company shall pay Executive the fair market value of each share of Common Stock represented by any such Units in cash by same day wire transfer to an account designated by Executive. Payment by the Company with respect to the Units shall be made no later than seven (7) business days following the applicable Payment Date. For purposes of this Agreement, “fair market value” of the Common Stock on any given date shall mean the average of the high and low trading prices of the Common Stock on the NYSE composite tape on such date or, if such date is not a trading date, the immediately preceding trading date.

                    The Current Equity Interests Exception in the preceding paragraph is subject to approval by the Board of Trustees of the Company of an increase in the Ownership Limit (as such term is defined the Declaration) in an amount necessary to cover all of the shares of Common Stock referred to in the Current Equity Interests Exception. The Company will use its best efforts to have such Board approval adopted as soon as practicable, but in no event later than April 30, 2002.

                 (c) The Company shall provide Executive and the trustee of the trust described in Section 11 with, and maintain, an effective shelf registration covering the 626,566 shares of Common Stock underlying the Units hereunder pursuant to the terms and conditions set forth on Exhibit B to the Employment Agreement between the Company and the Executive dated as of December 2, 1996 (the “1996 Agreement”).

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                 (d) Except as otherwise provided in this Agreement, Executive shall not be deemed to be a holder of any Common Stock pursuant to a Unit until the date of the issuance of a certificate to him for such shares and, except as otherwise provided in this Agreement, Executive shall not have any rights to actual dividends or any other rights of a shareholder with respect to the shares of Common Stock covered by a Unit until such shares of Common Stock have been issued to him, which issuance shall not be unreasonably delayed.

                 (e) The Company may require that Executive pay to the Company, or the Company may otherwise withhold, at the time of payment of the value of a Unit, any such amount as is required by law or regulation to be withheld for Federal, state or local income tax or any other taxes incurred by reason of the payment.

                 (f) Executive’s right to receive payment of any amounts under this Agreement shall be an unfunded entitlement and shall be an unsecured claim against the general assets of the Company.

                 6.      Representations. The Company represents and warrants that this Agreement has been authorized by all necessary action of the Company and is a valid and binding agreement of the Company enforceable against it in accordance with its terms and that the shares of Common Stock described in Section 11 of this Agreement will be promptly listed on the NYSE after the execution of this Agreement, and are validly issued, fully paid and non-assessable shares. The Company further represents and warrants that the grant of Units under this Agreement has been approved by the Compensation Committee of the Board of Trustees of the Company (the “Committee”) and that the Company will file a Hart Scott Rodino application with respect to Executive on a timely basis, if necessary, in connection with the acquisition of Common Stock by Executive under this Agreement. If (i) Executive does not Beneficially Own, hereafter come to Beneficially Own, Constructively Own, or hereafter come to Constructively Own Common Equity Stock of the Company other than Common Stock received by Executive pursuant to this Agreement, the Company Share Option Agreement, the Convertible Units Agreement or share options to purchase Common Stock granted to Executive by the Company prior to the date hereof, as well as Common Stock owned by Executive as of the date hereof, and (ii) Executive complies with the requirements for Existing Constructive Holder status set forth in the Declaration at all times, if any, that Executive Constructively Owns in excess of 9.9 percent of the Company’s outstanding Common Equity Stock, the Company represents and warrants that no shares of Common Stock issued or to be issued under this Agreement shall be voided under the Declaration or classified as or exchanged for Excess Stock and that Executive shall have shareholder rights at all times under such shares of Common Stock to the fullest extent provided for in the Declaration, the Amended and Restated By-Laws of the Company and Maryland law. The representation and warranty in the preceding sentence is subject to approval by the Board of Trustees of the Company of an increase in the Ownership Limit (as such term is defined the Declaration) in an amount necessary to cover all of the shares of Common Stock referred to in clause (i) of the preceding sentence. The Company will use its best efforts to have such Board approval adopted as soon as practicable, but in no event later than April 30, 2002.

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                 7.      Changes in the Common Stock and Adjustment of Units. (a) In the event the outstanding shares of the Common Stock shall be changed into an increased number of shares, through a share dividend or a split-up of shares, or into a decreased number of shares, through a combination of shares or reverse stock-split, then immediately after the record date for such change, the number of Units then subject to this Agreement shall be proportionately increased, in case of such share dividend or split-up of shares, or proportionately decreased, in case of such combination of shares or reverse stock-split. In the event the Company shall issue any of its shares of beneficial interest or other securities or property (other than Common Stock which is covered by the preceding sentence), in a reclassification of the Common Stock (including without limitation any such reclassification in connection with a consolidation or merger in which the Company is the continuing entity), the kind and number of Units subject to this Agreement immediately prior thereto shall be adjusted so that the Executive shall be entitled to receive the same kind and number of shares or other securities or property which the Executive would have owned or have been entitled to receive after the happening of any of the events described above, had he owned the shares of the Common Stock represented by the Units under this Agreement immediately prior to the happening of such event or any record date with respect thereto, which adjustment shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

                 (b) In the event the Company shall distribute to all holders of the Common Stock evidences of its indebtedness or assets (including leveraged recapitalizations with special cash distributions, but excluding regular quarterly cash dividends and year-end special dividends), then in each case the number of Units thereafter subject to this Agreement shall be determined by multiplying the number of Units theretofore subject to this Agreement by a fraction, (i) the numerator of which shall be the then current market price per share of Common Stock (as determined in paragraph (c) below) on the record date for such distribution, and (ii) the denominator of which shall be the then current market price per share of the Common Stock less the then fair value (as mutually determined in good faith by the Board of Trustees of the Company and the Executive) of the portion of the assets or evidences of indebtedness so distributed applicable to a share of Common Stock. Such adjustment shall be made whenever any such distribution is made, and shall become effective on the date of distribution retroactive to the record date for the determination of shareholders entitled to receive such distribution.

                 (c) For the purpose of any computation under paragraph (b) of this Section 7, the current market price per share of the Common Stock at any date shall be deemed to be the average of the daily Closing Prices for 15 consecutive Trading Days commencing 20 Trading Days before the date of such computation. “Closing Price” for each Trading Day shall be, if the Common Stock is then listed or admitted to trading on the NYSE or other national securities exchange, the last reported sale price, regular way, for the Common Stock as reported on the NYSE or such other national exchange, or if the Common Stock is not so listed or admitted on any such exchange, then the last sale price reported by the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) or if no such last sale prices are reported, the average of the last

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bid and asked prices reported by NASDAQ. “Trading Day” shall be each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which the Common Stock is not traded on the exchange or in the market which is the principal United States market for the Common Stock.

                 (d) For the purpose of this Section 7, the term “Common Stock” shall mean (i) the class of beneficial interest designated as the Common Stock at the date of this Agreement, or (ii) any other class of equity interest resulting from successive changes or reclassifications of such shares consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. In the event that at any time, as a result of an adjustment made pursuant to the second sentence of Section 7(a) above, the Executive shall become entitled to Units representing any shares other than the Common Stock, thereafter the number of such other shares represented by a Unit shall be subject to adjustment from time to time in a manner and on the terms as nearly equivalent as practicable to the provisions with respect to the shares contained in this Section 7, and the provisions of this Agreement with respect to the shares of Common Stock represented by the Units shall apply on like terms to any such other shares.

                 (e) In case of any consolidation of the Company or merger of the Company with another corporation as a result of which Common Stock is converted or modified, or in case of any sale or conveyance to another corporation of the property, assets and business of the Company as an entirety or substantially as an entirety, the Company shall modify the Units so as to provide the Executive with Units reflecting the kind and amount of shares and other securities and property that he would have owned or have been entitled to receive immediately after the happening of such consolidation, merger, sale or conveyance had his Units immediately prior to such action actually been shares and, if applicable, other securities of the Company represented by those Units. The provisions of this Section 7(e) shall similarly apply to successive consolidations, mergers, sales or conveyances.

                 (f) If the Company distributes rights or warrants to all holders of its Common Stock entitling them to purchase shares of Common Stock at a price per share less than the current market price per share on the record date for the distribution, the number of Units thereafter subject to this Agreement shall be adjusted in accordance with the formula:

                        U' = U(X)     O (+) N
                                   O (+) N (x) P
                                            M

where:

U' =  the adjusted number of Units.
U  =  the current number of Units.
O  =  the number of shares of Common Stock outstanding on the record date.

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N  =  the number of additional shares of Common Stock offered.
P  =  the offering price per share of the additional shares.
M  =  the current market price per share of Common Stock on the record date
      (as defined pursuant to paragraph (c) above).

The adjustment shall become effective immediately after the record date for determination of shareholders entitled to receive the rights or warrants.

                 (g) In case any event shall occur as to which the provisions of this Section 7 are not applicable but the failure to make any adjustment would not fairly protect the rights represented by the Units in accordance with the essential intent and principles of this Section 7 (including without limitation, directly or indirectly, the sale of Common Stock (or any security convertible into or exercisable for Common Stock) by the Company or a subsidiary at a price below fair value or the issuance by the Company or a subsidiary at a price below fair value or the issuance by the Company or a subsidiary of other securities not limited to a return that is fixed or determined with reference to a specified index, but only with respect to sales or issuances, directly or indirectly, to (i) Affiliates of the Company, (ii) the Interstate Holders or (iii) affiliates of the Interstate Holders (other than in all cases such wholly-owned subsidiaries of the Company) (the persons in (i), (ii) and (iii) shall be individually and collectively referred to herein, as the “Affiliated Entities”) then, in each such case, the Company shall make an adjustment, if any, on a basis consistent with the essential intent and principles established in this Section 7, necessary to preserve, without dilution, the rights represented by the Units. The Company will promptly notify the Executive of any such proposed adjustment.

                 (h) Notwithstanding anything to the contrary contained herein, the provisions of Section 7 shall not apply to, and no adjustment is required to be made in respect of, any of the following: (i) the issuance of shares of Common Stock upon the exercise of any other rights, options or warrants that entitle the holder to subscribe for or purchase such shares (it being understood that the sole adjustment pursuant to this Section 7 in respect of the issuance of shares of Common Stock upon exercise of rights, options or warrants shall be made at the time of the issuance by the Company of such rights, options or warrants, or a change in the terms thereof); (ii) the issuance of shares of Common Stock to the Company’s employees, directors or consultants pursuant to bona fide benefit plans adopted by the Company’s Board of Trustees; (iii) the issuance of shares of Common Stock in a bona fide public offering pursuant to a firm commitment offering; (iv) the issuance of shares of Common Stock to any of the Affiliated Entities concurrently with an issuance of shares described in clause (iii) above if such issuance results in the receipt by the Company of at least the same net proceeds per share as the issuance described in such provision and if such Affiliated Entities have the right to participate in such issuance pro rata with their equity interest in the Company; (v) the issuance of shares of Common Stock pursuant to any dividend reinvestment or similar plan adopted by the Company’s Board of Trustees to the extent that the applicable discount from the current market price for shares issued under such plan does not exceed 5%; and (vi) the issuance of shares of Common Stock in any arm’s length transaction, directly or indirectly, to any party which is not one of the Affiliated Entities.

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                 (i) Notwithstanding anything in this Agreement to the contrary, under no circumstances will there be an adjustment under this Section 7 in connection with the creation of a general partnership interest for any limited partnership that is spun off from the Company.

                 (j) Notwithstanding anything in this Agreement to the contrary, (i) in the event of a spin-off by the Company to its shareholders, Executive’s participation in such spin-off with respect to the Units and the adjustment of the Units shall be determined in an appropriate and equitable manner, and it is the intention of the parties hereto that, to the extent practicable, such adjustment shall include an equity interest in the spun-off entity, and (ii) no adjustments under this Section 7(j) shall be made which would reasonably be expected to adversely affect the Company’s status as a real estate investment trust.

                 (k) In the event the parties hereto cannot agree upon an appropriate and equitable adjustment to the Units, the services of an independent investment banker mutually acceptable to Executive and the Company shall (at the sole expense of the Company) be retained to determine an appropriate and equitable adjustment, and such determination shall be binding upon the parties.

                 (l) For purposes of this Agreement, “Affiliate” of the Company means any person, directly or indirectly, controlling, controlled by or under common control with the Company.

                 8.      No Right to Employment. Nothing in this Agreement shall confer upon Executive the right to remain in employ of the Company or any subsidiary of the Company.

                 9.      Termination of Units. Notwithstanding anything in this Agreement to the contrary, in the event that prior to December 31, 2002, Executive voluntarily terminates his employment with the Company without Good Reason, this Agreement shall be void and Executive shall have no further rights to the Units or any other payments under this Agreement, excluding any dividend equivalent amounts already credited to Executive’s Account; provided, that under no circumstances shall the Units be forfeited in the event of Executive’s death or a termination due to Disability.

                 10.      Nontransferability. This Agreement shall not be assignable or transferable by the Company (other than to successors of the Company) and this Agreement and the Units shall not be assignable or transferable by the Executive otherwise than by will or by the laws of descent and distribution, and the Units may be paid out during the lifetime of the Executive only to him. More particularly, but without limiting the generality of the foregoing, the Units may not be assigned, transferred (except as provided in the preceding sentence), pledged, or hypothecated in any way (whether by operation of law or otherwise), and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Units contrary to the provisions of this

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Agreement, and any levy of any attachment or similar process upon the Units, shall be null and void and without effect.

                 11.      Funding of Rabbi Trust. Within 60 days of the date of the Employment Agreement, the Company shall contribute a certificate for 626,566 shares of Common Stock into the Rabbi Trust, and shall, subsequent to such initial funding, continue to fund the Rabbi Trust with respect to the Units, all in the manner set forth in the Rabbi Trust agreement, attached as Exhibit E to the 1996 Agreement. Amounts may be paid out of the Rabbi Trust in accordance with payment instructions given to the trustee (as provided therein), pursuant to the specific terms of the trust.

                 12.      Legal Fees and Expenses. If any contest or dispute shall arise between the Company and Executive regarding any provision of this Agreement, the Company shall reimburse Executive for all legal fees and expenses reasonably incurred by Executive in connection with such contest or dispute, but only if Executive is successful in respect of substantially all of Executive’s claims brought and pursued in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed) to the extent the Company receives reasonable written evidence of such fees and expenses.

                 13.      Entire Agreement. This Agreement and the Employment Agreement contain all the understandings between the parties hereto pertaining to the matters referred to herein, and supersede all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. The Executive represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter, bases or effect of this Agreement or otherwise.

                 14.      Amendment or Modification; Waiver. No provision of this Agreement may be amended, modified or waived unless such amendment or modification is agreed to in writing, signed by the Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

                 15.      Notices. Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier or telecopy or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

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To the Executive:
Michael D. Fascitelli
25 East End Avenue, Apt. 11G
New York, New York 10028

with a copy to:

Stephen W. Skonieczny
Dechert
30 Rockefeller Plaza
New York, New York 10112-2200

To the Company:

Vornado Realty Trust
888 Seventh Avenue
New York, New York 10019
Attention: Steven Roth

with a copy to:

William G. Farrar
Sullivan & Cromwell
125 Broad Street
New York, New York 10004

                 Any notice delivered personally or by courier under this Section 15 shall be deemed given on the date delivered and any notice sent by telecopy or registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date telecopied or mailed.

                 16.      Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

                 17.      Noncontravention. The Company represents that the Company is not prevented from entering into, or performing, this Agreement by the terms of any law, order, rule or regulation, its declaration of trust or by-laws, or any agreement to which it is a party, other than which would not have a material adverse effect on the Company’s ability to enter into or perform this Agreement.

                 18.      Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

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                 19.      Successors. This Agreement shall inure to the benefit of and be binding upon each successor of the Company, and upon the Executive’s beneficiaries, legal representatives or estate, as the case may be.

                 20.      Governing Law. This agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of laws principles.

                 21.      Trustees. In the event any successor to the Company is a corporation, all references to “trustee” or “Board of Trustees” shall mean “directors” or “Board of Directors”, respectively.

                 22.      New York Stock Exchange. For purposes of any references hereunder to listing shares of Common Stock, listing with the NYSE and trading on NASDAQ shall be interchangeable.

                 23.      Headings. All descriptive headings of sections and paragraphs in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

                 24.      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

VORNADO REALTY TRUST
By:	/s/ Steven Roth

	Name: Title:	Steven Roth Chairman of the Board and Chief Executive Officer

/s/ Michael D. Fascitelli

Michael D. Fascitelli

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